Exhibit 5.1

(HALLETT & PERRIN, P.C. LETTERHEAD)

Direct Dial (214) 992-4156 Direct Fax (214) 922-4144 lhardenburg@hallettperrin.com

November 12, 2004

The viaLink Company
13155 Noel Road
Dallas, Texas 75240

Re:	The viaLink Company Registration Statement on Form S-4 File No. 333-118735

Gentlemen:

     We have acted as securities counsel to The viaLink Company, a Delaware corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about August 30, 2004. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 115 shares of Series E preferred stock, $.001 par value, 24 shares of Series F preferred stock, $.001 par value, and 3.2 million shares of Common Stock, $.001 par value (collectively, the “Shares”), to be issued in connection with the merger of Prescient Systems, Inc. and a subsidiary of the Company. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company, as amended, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The viaLink Company
September 1, 2004

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued and fully paid and are nonassessable under Delaware law.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely, Lance M. Hardenburg

LMH/vmpm